Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.
AUTHORIZES STOCK REPURCHASE PROGRAM

Clarksville, Indiana - October 21, 2010 -- First Savings Financial Group, Inc. (Nasdaq:FSFG) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), announced today that its Board of Directors has authorized a stock repurchase program to acquire up to 120,747 shares, or 5.0%, of the Company's outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Commenting on the announcement, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, "We are very pleased, once again, at the opportunity to enhance shareholder value by deploying excess capital in a manner consistent with the desire of our Board, our management and our shareholders at large. This deployment and accretive return to shareholders is representative of our consistent level of earnings despite several extraordinary expenses during the fiscal year, our stable asset quality and the well-capitalized position of our organization. We continue to maintain a strong capital position while providing exceptional return and value to our shareholders."

First Savings Bank, F.S.B. operates twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem. Customers may access their accounts at the Bank and online, via on-line banking and electronic bill payments, with Internet access through the Bank's website at www.fsbbank.net. Customers of the Bank's Community First Bank Division (the "Division") can continue to access their accounts at the Division's locations and on-line, via on-line banking and electronic bill payments, with Internet access through the Division's website at www.c-f-b.com.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company's inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Contact:

First Savings Financial Group, Inc.
First Savings Bank, F.S.B.
Larry W. Myers, President and Chief Executive Officer
(812) 283-0724